Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 20, 2020, with respect to the financial statements of Starboard Value A LP included in the Registration Statement (Form S-3) of Cowen Inc. for the registration of common stock, preferred stock, warrants and debt securities.
New York, New York
February 26, 2021